Exhibit 1A-12

Law Offices of

James A. Stuber

205 Worth Avenue	175 Strafford Ave., Ste. One
Suite 201	Wayne, PA 19087
Palm Beach, FL 33480	Tel. (610) 608-5074
jstuber@stuberlawoffice.com	Fax (561) 375-5016

October 17, 2023

United States Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

I am acting securities counsel to Anabasis Real Estate Investment Trust, LLC (the “Company”), and I have reviewed the Amended Form 1-A Registration Statement (the “Offering Circular”) relating to the offering by the Company of up to 800,000 of the Company’s Equity Membership Units (referred to as the “Common Shares”), for a purchase price of $93.75 per share (the “Shares”)

This Opinion Letter is being delivered in accordance with the requirements of Item 17(12) of Form 1-A of the Securities Act of 1933, as amended.

In connection with rendering this opinion, I have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as I have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, I have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to me as conformed or reproduction copies.

I have reviewed: (a) the Company’s Certificate of Formation; (b) the Company’s Operating Agreement; (c) the Offering Circular; (d) the Subscription Agreement; and (e) such other corporate documents, records, papers and certificates as I have deemed necessary for the purposes of the opinions expressed herein.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, I am of the opinion that the Shares, when issued and delivered in the manner and/or the terms described in the Offering Circular as filed (after it is declared qualified), will be validly issued, fully paid and non-assessable.

I express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the State of California and (b) the Federal Laws of the United States. I express no opinion as to the laws of any other jurisdiction. I assume no obligation to revise or supplement this opinion should the laws be changed after the effective date of the Offering Circular by legislative action, judicial decision or otherwise.

I hereby consent to the filing of this Opinion as an exhibit to the Offering Circular and to the reference to my name under the caption “Legal Matters” in the Offering Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Sincerely